Exhibit 99.1
Autoliv Inc. Financial Report January - March 2007
Sales - $1,699 million Operating Margin - 7.4% Earnings per Share - $0.91

(Stockholm, April 26, 2007) - For the quarter ended March 31, 2007, Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - reported a sales increase of 8% to $1,699 million compared to the same quarter last year despite an almost 2% decline in light vehicle production.

However, primarily due to higher direct costs, operating income declined by 10% to $126 million and the operating margin to 7.4%. Excluding a one-time charge of $4 million, operating margin was 7.6% and in line with prior guidance.

Income before taxes declined by 15% or $20 million to $113 million and net income by 23% or $21 million to $73 million, partially as an effect of higher interest expense due to an acquisition and share repurchases. Earnings per share declined by 19% to $0.91.

Sales for the second quarter 2007 are expected to increase by approximately 6% despite an anticipated 9% drop in West European light vehicle production. Operating margin is expected to remain on approximately the same level as in the first quarter of this year.

An earnings conference call will be held today at 3:00 p.m. (CET). To listen in call:
In Europe +44-207-947-5033
In North America +1-866-432-7186
The conference will also be available at www.autoliv.com under News/Calendar.

1st Quarter

Market Overview

During the three-month period January through March 2007, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have decreased by almost 2% compared to the same quarter 2006. The decline was concentrated in North America and Western Europe.

In Europe (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production rose by 1% due to the fact that East European production rose by 12%, twice as much as expected. In Western Europe, light vehicle production declined by 2%, which was less than the 3% expected.

In North America, which accounts for approximately one quarter of Autoliv's consolidated revenues, light vehicle production dropped by 8%, which was nearly 3 percentage points worse than expected. GM, Ford and Chrysler ("the Detroit 3") cut production in line with their plans or by a combined average of 12%. The Asian and European vehicle manufacturers increased their production in North America by less than 1% and not by 6% as expected. Since Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average "Detroit 3" vehicle, this deviation in vehicle production was negative for Autoliv.

In Japan, which accounts for nearly one tenth of Autoliv's consolidated sales, light vehicle production increased by 2%.

Autoliv's market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with more airbags and other safety systems in response to consumer demand, new crash test programs and regulations that increase the overall safety content per vehicle. Starting in September of this year, the U.S. will introduce the "Star on Cars" program, which requires crash test ratings of a vehicle model to be displayed on the price sticker, which will help to highlight the safety content per vehicle.

Consolidated Sales

During the quarter, Autoliv's consolidated net sales rose by just over 8% to $1,699 million compared to the first quarter 2006. Excluding currency effects of almost 5%, organic sales (i.e. sales excluding translation currency effects, and acquisitions/divestitures) grew by 3.5%. At the beginning of the quarter, organic sales were expected to grow by 1%. However, European vehicle production as well as Autoliv's performance were stronger than expected in all regions except North America.

Sales grew organically in all regions except North America where sales were negatively affected by the sharp decline in the region's light vehicle production. Autoliv's organic growth was primarily driven by sales of seatbelts due to the strong vehicle production in emerging markets as well as by the introduction of curtain airbags and other side airbags in an increasing number of new vehicle models. Market share gains in steering wheels also contributed to the growth in organic sales. These favorable factors more than offset the negative effects from continued pricing pressure from customers and fierce competition especially in frontal airbags.

Sales by Product

Sales of airbag products (including electronics and steering wheels) increased by 6% to $1,104 million. Excluding currency effects of 4%, organic sales increased by 2% as a result of the introduction of curtain airbags (organic sales up 12%) and other side airbags (up 6%) in an increasing number of vehicle models. Higher market share for steering wheels (organic sales up 24%) and for safety electronics also contributed to the performance, while sales of frontal airbags declined due to the end of production of certain vehicle models and fierce price competition.

Sales of seatbelt products (including seat sub-systems) rose by 12% to $595 million. More than 5% of the increase was due to currency effects, while the remaining nearly 7% of organic growth was due to market share gains in all markets except North America where sales declined due to significant production cuts by "the Detroit 3".

Sales by Region

Sales from Autoliv's European companies rose by 13% to $934 million. Excluding currency effects of 9%, organic sales increased by 4%, thus outperforming European light vehicle production by 3 percentage points. Autoliv's performance was due to strong seatbelt sales, primarily as a result of the introduction of electrical pro-active seatbelt pretensioners and also as a result of the vehicle production boom in Eastern Europe. Organic sales were also driven by market share gains in steering wheels, new vehicle models to which Autoliv is an important supplier and the introduction of curtain airbags into such models as BMW's Mini; Ford's Galaxy; Kia's Cee'd; Mercedes C-class; Nissan's Qashqai; Peugeot's 207; Seat's Altea and Volvo's C30.

Sales from Autoliv's North American companies decreased by 1% to $446 million compared to the 8% drop in the region's light vehicle production. Autoliv's solid performance reflects vigorous demand for curtain airbags (up 27%) and market share gains in steering wheels (up 28%). Sales of seatbelts were negatively impacted by significant production cuts by "the Detroit 3". The strong sales performance in curtain airbags was driven by new business for BMW's X5; Buick's Enclave; Chevrolet's Silverado; Chrysler's Sebring; Ford's Escape; Honda's Odyssey, Pilot and Ridgeline; Nissan's Versa; Toyota's Sienna and Volkswagen's Jetta.

Sales from Autoliv's companies in Japan stood unchanged at $146 million despite negative currency effects of 2%. Organic growth of 2% was driven by sales of seatbelts from new business to Honda. Organic sales growth occurred in all product lines except in side airbags and curtain airbags due to the expiration of a Honda program. Sales were driven by strong demand for mainly Honda's CRV; Mitsubishi's Outlander and Toyota's Ryu and Rav4.

Sales from Autoliv's companies in the Rest of the World (RoW) rose by 16% to $174 million. Excluding currency effects of 4%, sales grew organically by 12%. All product areas contributed to the organic sales growth, particularly seatbelts with pretensioners. The demand was particularly strong in China and Korea, partially as a result of new business for Brilliance-Jinbei's Jinjie; Chery's A; Citroën's C4; Ford's Falcon Barra and Territory; Hyundai's Terracane; Kia's Sorento; Nanjing Auto's NAC7; Proton's Waja and Samsung's SM7.

Earnings

The beneficial effects of higher sales during the quarter were not enough to offset the negative effects of pricing pressure, higher direct costs and certain other negative effects as described below.

Pricing pressure from customers has continued to erode the Company's revenues. The squeeze between this price erosion and higher raw material prices also forces Autoliv and its suppliers to absorb additional costs which in the first quarter are estimated to be almost $10 million. Financially distressed suppliers make it difficult to further reduce costs for purchased components in line with the continuous price erosion within the automotive industry. In addition, during the quarter, the Company has been faced with higher freight cost, expenses associated with the implementation of new logistics systems and by higher start-up costs in Asia. As a result, gross margin in the first quarter declined to 19.9% from 21.0% for the same period 2006, when gross margin was boosted by 0.4 percentage points from the gain on sale of a closed facility in a high-cost country. Despite the decline in margin, gross profit improved by 2% to $337 million.

Operating income declined by 10% or $14 million to $126 million and operating margin declined to 7.4% from 9.0%. However, the Company managed to continue to keep its operating expenses under control, even if both Selling, General and Administrative (S,G&A) expense rose to 5.4% of sales from 5.2% and amortization of intangibles to 0.4% of sales from 0.2%. However, the increase in S,G&A was due to one-time costs of $4 million related to the CEO change (see Other Significant Events), while the higher amortization was due to an increase of $3 million related to the acquisition of the remaining shares in Autoliv-Mando. The total cost of these two items had a negative margin effect of 0.4 percentage points, while the operating margin in last year's first quarter was boosted by 0.4 percentage points from the capital gain mentioned previously.

Income before taxes decreased by 15% or $20 million to $113 million due to lower operating income and $5 million higher interest expense net. Interest expense rose as a reflection of higher market interest rates and of higher average net debt created by the share repurchase program, and the above-mentioned acquisition.

Net income declined by 23% or $21 million to $73 million primarily due to lower operating income, higher taxes and higher interest expense. The effective tax rate rose to 33% from 26.2% for the same quarter 2006. In the first quarter last year, the tax rate was reduced by approximately 6 percentage points due to one time items.

Earnings per share declined by 19% to 91 cents from $1.13 in the first quarter 2006. Earnings per share declined by 18 cents due to lower income and by 10 cents due to the resumption of a more normal tax rate from the unusually low level in 2006. Earnings per share was favorably affected by 3 cents due to the stock repurchase program and another 3 cents from currency effects. The average number of shares outstanding decreased by 4% to 80.3 million.

Reported return on capital employed decreased to 15% from 18% and reported return on equity declined to 12% from 16%.

Cash Flow

Cash flow from operations amounted to $90 million compared to $139 million during the first quarter 2006. Cash flow before financing was a negative $63 million due to the acquisition for $80 million of the remaining Autoliv-Mando shares. In addition, operating assets and liabilities rose by $63 million, primarily due to higher receivables and a $9 million impact from less factoring than at the end of the previous quarter.

Capital expenditures, net, amounted to $74 million compared to $61 million in the same quarter 2006, when capital expenditures were reduced by $23 million from the sale of assets. Depreciation and amortization increased to $80 million from $73 million for the same quarter 2006, due in part to an increase related to the acquisition of the remaining shares in Autoliv-Mando.

Balance Sheet

Autoliv has a target that working capital should not exceed 10% of annual sales. During the quarter, this ratio increased from 11.7% to 13.0% due to higher receivables and adjustments of tax reserves in compliance with FIN-48.

In relation to days sales outstanding, receivables decreased to 74 days from 75 days for the same quarter a year ago. Days inventory was 31, as it was at the end of the previous quarter, while it increased from 30 days from a year ago.

During the quarter, net debt increased by $123 million to $1,133 million and gross interest-bearing debt increased by $97 million to $1,279 million. The net debt to capitalization ratio continued to increase, to 31% from 29% during the quarter. The increases were due to the acquisition of shares in Autoliv-Mando for $80 million, share buybacks of $40 million and dividends paid of $30 million.

Autoliv's policy is to maintain a leverage ratio that is significantly below 3.0 times and an interest coverage ratio significantly above 2.75 times. On March 31, these ratios were 1.5 and 12.1, respectively. Leverage ratio is measured as net debt (including pension liabilities) in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest-coverage ratio as operating income (excluding amortization of intangibles) in relation to interest expense, net.

During the quarter, equity increased by $35 million to $2,438 million or to $30.62 per share. Equity increased by $73 million from net income, by $16 million from favorable currency effects, by $10 million from the reversal of tax reserves in compliance with FIN-48 and by $7 million from the exercise of stock options. Equity decreased by $40 million from share repurchases and by $31 million from dividends paid and accrued.

Launches in the 1st Quarter
  BMW's 1-series: Side airbags and seatbelts with pretensioners
  Chrysler's new Sebring convertible: Driver airbag, passenger airbag, steering wheel and seatbelts with pretensioners
  Ford's new Escape/Tribute: Driver airbag, passenger airbag, steering wheel and seatbelts with pretensioners
  Ford's new Mondeo: Passenger airbag, side airbags, Inflatable Curtains, knee airbag and seatbelts with pretensioners
  Mazda's CX7: Safety electronics
  Mercedes' new C-class: Side airbags, Inflatable Curtains and seatbelts with pretensioners
  SAIC's new Roewe 750: Driver airbag, passenger airbag and seatbelts
  Toyota's new Auris: Driver airbag and steering wheel

Headcount

Total headcount (employees plus temporary hourly workers) increased by 200 during the quarter to 42,000. The increase was evenly split between high and low-cost countries. However, in high-cost countries the increase was for 200 temporary workers which was offset partially by a reduction of nearly 100 permanent employees. Consequently, the number of permanent employees in high-cost countries continues to decline.

At the end of the quarter, 47% of headcount (and 49% of permanent employees excluding temporaries) were in low-cost countries compared to 41% (and 44%, respectively) a year ago and less than 10% eight years ago, when the reallocation of production started to accelerate. Of total headcount, 15% are temporary workers (primarily in high-cost countries) compared to 13% a year ago.

Prospects

During the second quarter of 2007, light vehicle production in the Triad is expected to decline by 3% primarily due to a 9% drop in Western Europe where Autoliv generates nearly 50% of revenues. However, the Company expects to be able to offset this decline and achieve an organic sales growth of 2%. As a consequence, consolidated sales would increase by 6% based on these assumptions and provided that the current exchange rates prevail.

Operating margin will be negatively affected by the sharp drop in West European light vehicle production, continued high material costs and supplier issues. Operating margin for the second quarter is therefore expected to remain on approximately the same level as in the first quarter. This guidance includes a 0.4 percentage point negative effect from exceptionally high start-up costs in Asia and the amortization impact of the acquisition of the additional shares in Autoliv-Mando.

For the full year 2007, Autoliv maintains its sales guidance of an expected increase in organic sales of "at least 3%". However, primarily due to higher direct costs, the Company expects an operating margin of "close to 8%" and not "exceed 8%" as previously forecasted.

The effective tax rate is projected to amount to 33% as previously communicated.

Other Significant Events
  On April 1, Mr. Lars Westerberg retired as President and Chief Executive Officer of Autoliv Inc to become Chairman of the Board. Former Chairman, Mr. S. Jay Stewart, remains on the Board and continues to be Lead Director for the meetings of the independent board members. Mr. Westerberg was succeeded by Mr. Jan Carlson, whose experience during his nearly eight years with Autoliv includes: President of Autoliv Europe, Vice President Engineering of Autoliv Inc and President Autoliv Electronics.
  In accordance with the general terms of the Autoliv Stock Incentive Plan, Mr. Westerberg's restricted stock units and 2007 stock options vested upon his retirement. In the first quarter, the Company therefore made a provision of $1.4 million for equity-based compensation (including $0.5 million for payroll taxes and other statutory employer fees). The Company also made a provision of $2.6 million (including a $0.5 million payroll tax) for pension fees that became payable immediately instead of gradually had he remained as CEO until June 2008 as originally planned.
  During the quarter, the Company repurchased 694,000 shares for $40 million at an average cost of $57.95 per share. Since the repurchasing program was adopted in 2000, the Company has bought back 24.7 million shares for $960 million at an average cost of $38.91 per share compared to the share price at the end of the quarter of $57.11. This 47% increase in the potential market value of the investment is almost twice as much as expected from the 24% reduction in the number of shares outstanding due to the share repurchases. Under the existing authorizations, an additional 5.3 million shares can be repurchased.
  Autoliv has received five different awards from Toyota, four awards from Ford, two from General Motors, and one each from Honda and Hyundai/Kia. Thus, Autoliv has recently received a record-breaking number of customer awards for its performance during 2006.
  Autoliv's plant in Queretaro, Mexico, that makes textile cushions for airbags, has received the Shingo Prize for Excellence in Manufacturing which is "the Nobel Prize in Manufacturing" according to Business Week magazine.

Dividend

The Company has declared a 5% increase in its quarterly dividend to 39 cents per share. This dividend for the second quarter will be paid on June 7 to shareholders of record as of May 10, 2007. The ex-date, when the stock trades without the right to the dividend, is May 8, 2007.

The dividend was also raised in May 2006 for the third quarter by 9% and by another 6% in August for the fourth quarter 2006. In total, the quarterly dividend to shareholders has been tripled during the last four years through nine increases resulting in an average annual compounded growth rate in excess of 30%.

Next report

Autoliv intends to publish the quarterly report for the second quarter on Thursday July 26, 2007.

Annual General Meeting of Shareholders

The Annual General Meeting of Shareholders will be held in Chicago on May 3, 2007. Shareholders of record at the close of business on March 6, 2007 are entitled to be present and vote at the Meeting. Notice of the General Meeting, the Annual Report, the Proxy Statement and the Proxy Card were mailed in March to Autoliv's shareholders. Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter January - March		Latest 12 months	Full year
	2007	2006	April 06 - March 07	2006

Earnings per share 1)	$0.91	$1.13	$4.67	$4.88
Equity per share	30.62	27.91	30.62	30.00
Cash dividend paid per share	0.37	0.32	1.41	1.36
Operating working capital, $ in millions 2)	819	552	819	724
Capital employed, $ in millions	3,570	3,209	3,570	3,413
Net debt, $ in millions 2)	1,133	895	1,133	1,010
Net debt to capitalization, % 3)	31	27	31	29

Gross margin, % 4)	19.9	21.0	20.1	20.4
Operating margin, % 5)	7.4	9.0	8.0	8.4

Return on equity, %	12.1	16.3	16.0	17.1
Return on capital employed, %	14.6	17.7	15.2	16.1

Average no. of shares in millions 1)	80.3	84.0	81.6	82.5
No. of shares at period-end in millions6)	79.6	82.9	79.6	80.1
No. of employees at period-end	35,500	34,100	35,500	35,700
Headcount at period-end	42,000	39,300	42,000	41,800
Days receivables outstanding 7)	74	75	78	70
Days inventory outstanding 8)	31	30	33	34

1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.
2)Non-GAAP measure; for reconciliation see tables below.
3)Net debt in relation to net debt, minority and equity.
4)Gross profit relative to sales.
5)Operating income relative to sales.
6)Excluding dilution and net of treasury shares.
7)Outstanding receivables relative to average daily sales.
8)Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full year
	2007	2006	April 06 - March 07	2006
Net sales
- Airbag products	$1,104.3	$1,038.8	$4,150.9	$4,085.4
- Seatbelt products	594.9	529.1	2,168.4	2,102.6
Total net sales	1,699.2	1,567.9	6,319.3	6,188.0

Cost of sales	(1,361.8)	(1,237.9)	(5,046.7)	(4,922.8)
Gross profit	337.4	330.0	1,272.6	1,265.2

Selling, general & administrative expenses	(92.3)	(81.7)	(336.1)	(325.5)
Research, development & engineering expenses	(111.6)	(102.9)	(406.3)	(397.6)
Amortization of intangibles	(6.9)	(3.8)	(18.2)	(15.1)
Other income (expense), net	(0.6)	(1.1)	(6.5)	(7.0)
Operating income	126.0	140.5	505.5	520.0

Equity in earnings of affiliates	1.3	1.4	5.1	5.2
Interest income	2.0	2.6	8.0	8.6
Interest expense	(15.1)	(10.7)	(51.3)	(46.9)
Other financial items, net	(1.0)	(0.7)	(5.8)	(5.5)
Income before income taxes	113.2	133.1	461.5	481.4

Income taxes	(37.3)	(34.9)	(61.3)	(58.9)
Minority interests in subsidiaries	(2.7)	(3.6)	(19.3)	(20.2)
Net income	$73.2	$94.6	$380.9	$402.3

Earnings per share 1)	$0.91	$1.13	$4.67	$4.88
1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	March 31	December 31	March 31
	2007	2006	2006
Assets
Cash & cash equivalents	$141.3	$168.1	$315.9
Receivables	1,379.7	1,206.7	1,271.8
Inventories	540.4	545.4	475.9
Other current assets	173.7	178.2	245.8
Total current assets	2,235.1	2,098.4	2,309.4

Property, plant & equipment, net	1,167.7	1,160.4	1,092.0
Investments and other non-current assets	179.0	175.7	151.1
Goodwill assets	1,570.6	1,537.1	1,526.8
Intangible assets, net	154.8	139.2	150.6
Total assets	$5,307.2	$5,110.8	$5,229.9

Liabilities and shareholders' equity
Short-term debt	$325.9	$294.1	$499.3
Accounts payable	792.4	762.5	702.0
Other current liabilities	513.4	475.0	665.6
Total current liabilities	1,631.7	1,531.6	1,866.9

Long-term debt	953.1	887.7	812.3
Pension liability	92.2	93.8	53.1
Other non-current liabilities	137.1	109.7	113.3
Minority interests in subsidiaries	55.5	85.1	70.5
Shareholders' equity	2,437.6	2,402.9	2,313.8
Total liabilities and shareholders' equity	$5,307.2	$5,110.8	$5,229.9

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter January - March		Latest 12 months	Full year
	2007	2006	April 06- March 07	2006

Net income	$73.2	$94.6	$380.9	$402.3
Depreciation and amortization	80.0	73.0	309.6	302.6
Deferred taxes and other	(0.2)	(0.3)	11.6	11.5
Changes in operating assets and liabilities	(63.2)	(28.8)	(191.0)	(156.6)
Net cash provided by operating activities	89.8	138.5	511.1	559.8

Capital expenditures, net	(74.5)	(61.1)	(308.3)	(294.9)
Acquisitions of businesses and other, net	(78.0)	(1.4)	(70.1)	6.5
Net cash used in investing activities	(152.5)	(62.5)	(378.4)	(288.4)
Net cash before financing1)	(62.7)	76.0	132.7	271.4

Net increase (decrease) in short-term debt	25.2	(23.5)	(271.4)	(320.1)
Issuance of long-term debt	73.7	128.3	314.5	369.1
Repayments and other changes in long-term debt	-	(93.1)	(65.4)	(158.5)
Dividends paid	(29.6)	(26.8)	(114.9)	(112.1)
Shares repurchased	(40.2)	(55.9)	(205.8)	(221.5)
Stock options exercised	3.8	4.1	7.4	7.7
Other, net	1.5	(0.2)	(1.1)	(2.8)
Effect of exchange rate changes on cash	1.5	11.1	29.4	39.0
Increase (decrease) in cash and cash equivalents	(26.8)	20.0	(174.6)	(127.8)

Cash and cash equivalents at period-start	168.1	295.9	315.9	295.9
Cash and cash equivalents at period-end	$141.3	$315.9	$141.3	$168.1
1) Non-GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".
Components in Sales Increase/Decrease (Dollars in millions) Quarter January - March

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	4.4	36.3	(0.5)	(2.4)	2.2	3.2	12.0	18.0	3.5	55.1
Currency effects	9.1	75.1	(0.4)	(1.5)	(2.3)	(3.3)	4.0	5.9	4.9	76.2
Acquisitions/Divestitures	-	-	-	-	-	-	-	-	-	-
Reported change	13.5	111.4	(0.9)	(3.9)	(0.1)	(0.1)	16.0	23.9	8.4	131.3

Reconciliation of "Operating working capital" to U.S. GAAP measure (Dollars in millions)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2007	2006	2006	2006	2006

Total current assets	$2,235.1	$2,098.4	$2,065.4	$2,059.3	$2,309.4
Total current liabilities	(1,631.7)	(1,531.6)	(1,414.3)	(1,475.8)	(1,866.9)
Working capital	603.4	566.8	651.1	583.5	442.5
Cash and cash equivalents	(141.3)	(168.1)	(131.9)	(125.8)	(315.9)
Short-term debt	325.9	294.1	118.8	82.0	499.3
Derivative asset and liability, current	(0.3)	1.2	0.1	(0.4)	(100.9)
Dividends payable	31.2	29.6	30.1	28.9	26.5
Operating working capital	$818.9	$723.6	$668.2	$568.2	$551.5

Reconciliation of "Net debt" to U.S. GAAP measure (Dollars in millions)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2007	2006	2006	2006	2006

Short-term debt	$325.9	$294.1	$118.8	$82.0	$499.3
Long-term debt	953.1	887.7	982.8	959.2	812.3
Total debt	1,279.0	1,181.8	1,101.6	1,041.2	1,311.6
Cash and cash equivalents	(141.3)	(168.1)	(131.9)	(125.8)	(315.9)
Debt-related derivatives	(5.0)	(3.3)	(2.8)	(2.4)	(101.0)
Net debt	$1,132.7	$1,010.4	$966.9	$913.0	$894.7